Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223
Robert A. Doody Jr.
Assistant Director, Investor Relations
Phone (610) 321-6290
Kristina M. Broadbelt (for media)
Assistant Director, PR & Advocacy
Phone (610) 321-2358

VIROPHARMA Incorporated Reports Second Quarter 2009

Financial Results

- Company Delivers $26 Million in Second Quarter Net Sales of Cinryze™ C1 Esterase

Inhibitor (Human) –

- Provides 2009 Cinryze Net Sales Guidance of $80 million to $95 million -

EXTON, PA, July 29, 2009 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter ended June 30, 2009.

•	Delivered record $82 million in net product sales including $26 million in net sales of Cinryze™ (C1 esterase Inhibitor [human]), of which $2 million was previously classified as deferred revenue;

•	Grew adjusted net income 19 percent to $34 million for the 2009 second quarter compared to prior year period; GAAP net income reached $16 million;

•	Improved working capital to $328 million as of the end of the second quarter of 2009, including cash and cash equivalents of $267 million; and

•	Achieved positive cash flows from operations of $25 million.

Net sales were $81.9 million and $142.1 million for the three and six months ended June 30, 2009, respectively, as compared to $65.4 million and $116.4 million for Vancocin only in the comparative three and six month periods of 2008, respectively. This represents 25 percent growth in the three month period and 22 percent growth for the six month period in net product sales.

The Company is reporting both GAAP net income (loss) and adjusted results for the three and six months ended June 30, 2009. Adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related to the acquisition of Lev Pharmaceuticals and Vancocin, and step up in inventory related to purchase accounting arising from the acquisition of Lev Pharmaceuticals, (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported or GAAP net (loss) income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

Exhibit 99.1

“With the early success of Cinryze - our product used to prevent attacks of hereditary angioedema (HAE) - exceeding our initial expectations, the second quarter of 2009 was among the strongest financial quarters in our history,” commented Vincent Milano, ViroPharma’s chief executive officer. “During the quarter, the company achieved positive cash flows from operations and achieved a record $82 million in net product sales, including recognizing $26 million of net sales of Cinryze. We are pleased with the early adoption of the product and our focus remains on improving the lives of patients suffering from HAE; and on broadening our ongoing physician education on the debilitating consequences of the disease and the benefits of prophylaxis with Cinryze.”

GAAP net income for the second quarter ended June 30, 2009 was $16.1 million compared to $22.8 million for the same period in 2008. GAAP net loss for the six months ended June 30, 2009 was $43.2 million compared to net income of $39.2 million for the same period in 2008. GAAP net income per share for the quarter ended June 30, 2009 was $0.21 per share, basic, and $0.20, diluted, compared to $0.33, basic, and $0.29, diluted, for the same period in 2008. GAAP net loss per share for the six months ended June 30, 2009 was $0.56 per share, basic and diluted, compared to a GAAP net income per share of $0.56, basic, and $0.51, diluted, for the same period in 2008.

Non-GAAP adjusted net income in the three and six months ended June 30, 2009 was $34.5 million and $46.0 million, respectively, compared to $28.9 million and $51.0 million, respectively, for the same periods in 2008.

The primary drivers of the GAAP net loss in the six months ended June 30, 2009 was the impairment of goodwill for $65.1 million, offset by the gain on our repurchase of our senior convertible notes of $9.1 million. Contributing to this loss were launch costs for Cinryze, increased expenses relating to the development of our product pipeline, and the increase in amortization expense. GAAP net income decreased for the second quarter of 2009 as compared to 2008 due to a decrease in Vancocin sales, increased SG&A costs related to the launch of Cinryze, increased amortization and lower interest income, partially offset by Cinryze sales.

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which changed the method of accounting for the Company’s convertible notes. The Company revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting FSP APB 14-1, the Company recorded $1.7 million and $2.0 million of additional non-cash interest expense in the three months ended June 30, 2009 and 2008, respectively, and $3.7 million and $3.9 million for the six months ended June 30, 2009 and 2008, respectively. In addition, the Company’s previously reported net income calculated in accordance with GAAP for the three and six months ended June 30, 2008 has been reduced by $1.3 million and $2.4 million, respectively to $22.8 million and $39.2 million, respectively, with no impact on diluted earnings per share, as a result of adopting this new accounting method.

Operating Highlights

Our net product sales are related to Vancocin and Cinryze. During the second quarter of 2009, we met the revenue recognition criteria to begin recognizing revenue based upon shipment of Cinryze to our specialty pharmacies and specialty distributors (SP/SD’s). During the quarter ended June 30, 2009, net sales of Cinryze were $25.6 million, which includes $2.4 million of sales that was previously deferred. Vancocin net sales during the three and six months ended June 30, 2009, decreased 14.0 percent to $56.3 million and 5.6 percent to $109.8 million, respectively due to lower sales volume, partially offset by the price increase in January 2009.

Cost of sales increased over the three and six month periods in the prior year by $11.7 million and $13.7 million, respectively, due to the launch of Cinryze. Included in the second quarter cost of sales is $1.8 million that was previously deferred. In the comparative periods in 2008, the Company only had cost of sales related to Vancocin. As part of our October 2008 purchase of Lev, we acquired Cinryze inventory which was recorded at fair value in purchase accounting. This fair value of inventory will increase cost of sales for Cinryze until all purchased inventory is sold to SP/SD’s. At June 30, 2009, the value of the remaining set-up on our balance sheet related to purchase accounting was $0.7 million.

Exhibit 99.1

Investment in our commercialization efforts, product pipeline and the company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses in the second quarter 2009 were $36.1 million as compared to $31.2 million in the second quarter of 2008. R&D expenses decreased $2.1 million related primarily to discontinuing the maribavir prophylactic program, offset by costs associated with manufacturing NTCD spores, costs related to the Cinryze open label trial and patient follow-up. For the second quarter of 2009, SG&A increased $7.0 million over the same period in 2008. The largest contributors to this increase were increased compensation costs resulting from expansion of our field force, increased marketing efforts and increased legal and accounting costs. For the six months ended June 30, 2009, R&D expenses increased $3.2 million, driven by the Cinryze open label trial and patient follow-up, manufacturing NTCD spores, and higher compensation costs, offset by decreased costs related to discontinuing the maribavir prophylactic program. For the six month period, the largest contributors to this $18.0 million increase for SG&A over the six month period in 2008 were increased compensation costs from the addition of our field force, increased marketing efforts, increased legal and accounting fees, and increased medical education activities.

The Company’s tax expense for the quarter was $5.6 million and $7.8 million for the quarters ended June 30, 2009 and 2008, respectively and $10.6 million and $14.1 million for the six months ended June 30, 2009, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences.

Working Capital Highlights

As of June 30, 2009, ViroPharma’s working capital was $327.7 million, which represents a $27.2 million increase from March 31, 2009 and a $10.3 million increase from December 31, 2008. The six month increase is primarily the result of net sales, offset by our repurchase of $45 million principal amount of our senior convertible notes. Cash flow provided by operating activities for the six months ended June 30, 2009 was $15.9 million.

Looking ahead in 2009

ViroPharma is revising its guidance for the year 2009. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2009, ViroPharma expects the following:

•	Net Cinryze sales are expected to be $80 to $95 million.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses, including the impact of SFAS 123R, are expected to be $135 to $145 million, which includes approximately $18 million of maribavir-related expenses. SFAS 123R expenses are expected to be between $11 and $13 million.

The company is providing Cinryze net sales guidance and withdrawing Vancocin net sales guidance to align the company’s guidance with its growth driver and in light of the August 4, 2009 FDA advisory committee regarding proposed bioequivalence recommendations for Vancocin.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on July 29, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 14, 2009.

Exhibit 99.1

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2009, and statements regarding our clinical development programs, the effectiveness of our Vancocin and Cinryze sales efforts, our estimates of future tax rates, or our ability to execute a successful launch of Cinryze, our ability to conduct future studies with maribavir, and the timing and potential outcomes of the review of our regulatory submission related to an acute treatment indication for Cinryze.

We plan to remain vigorous in our opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. The FDA will convene a meeting of its Advisory Committee for Pharmaceutical Science and Clinical Pharmacology to discuss bioequivalence recommendations for oral vancomycin hydrochloride capsule drug products. The meeting is scheduled for August 4, 2009. We have submitted briefing materials to the Advisory Committee for its consideration on the issues presented by OGD’s bioequivalence recommendation, and we expect to present these issues at the meeting. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the FDA’s December 2008 bioequivalence guidance for Vancocin will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the FDA in December 2008, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	our ability to develop a clinical development program for maribavir;

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin or Cinryze;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	the timing and results of anticipated events in our clinical development programs; and

Exhibit 99.1

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional CMV studies in the future. The FDA or other regulatory authorities may prohibit any future studies with maribavir or alternatively may require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval. There can be no guarantee that we will be successful in gaining regulatory approval of maribavir for any indications. There can be no assurance that we will conduct additional studies with for acute treatment of HAE or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories. In addition, approval of a competing product which has been granted orphan drug designation would prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information-GAAP

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008*	2009	2008*
	(unaudited)		(unaudited)
Revenues:
Net product sales	$81,873	$65,437	$142,063	$116,374

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	14,121	2,386	18,049	4,304
Research and development	12,467	14,584	32,151	28,999
Selling, general and administrative	23,612	16,605	47,990	30,004
Intangible amortization	7,424	2,145	14,681	3,833
Goodwill impairment	—	—	65,099	—

Total costs and expenses	57,624	35,720	177,970	67,140

Operating income (loss)	24,249	29,717	(35,907)	49,234

Interest income	105	4,067	250	10,378
Interest expense	(2,677)	(3,218)	(5,986)	(6,346)
Gain on senior convertible note repurchase	—	—	9,079	—

Income (loss) before income tax expense	21,677	30,566	(32,564)	53,266
Income tax expense	5,625	7,783	10,599	14,098

Net income (loss)	$16,052	$22,783	$(43,163)	$39,168

Basic net income (loss) per share	$0.21	$0.33	$(0.56)	$0.56

Diluted net income (loss) per share	$0.20	$0.29	$(0.56)	$0.51

Shares used in computing net income per share
Basic	77,406	69,947	77,406	69,936

Diluted	88,996	84,349	77,406	84,314

*	2008 reflects retrospective application of FSP APB 14-1

Impact of FSP APB 14-1: On January 1, 2009, the Company adopted of FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported consolidated financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our

Exhibit 99.1

convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense.

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconcoliation between net (loss) income and adjusted net income on a non-GAAP basis is as follows:

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008*	2009	2008*
	(unaudited)		(unaudited)
GAAP net income (loss)	$16,052	$22,783	$(43,163)	$39,168
Adjustments:
Non-cash interest expense	1,678	1,969	3,737	3,865
Amortization	7,424	2,145	14,681	3,834
Step-up of inventory	6,827	—	7,970	—
Stock compensation	2,483	2,048	6,779	4,121
Goodwill write-off	—	—	65,099	—
Gain on Extinguishment	—	—	(9,079)	—

Non-GAAP adjusted net income	$34,464	$28,945	$46,024	$50,988

*	2008 reflects retrospective application of FSP APB 14-1; see prior page for explanation

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net (loss) income attributed to ViroPharma:

1. Impact of FSP APB 14-1: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to the acquisition of Cinryze and Vancocin. The excluded items include charges related to amortization and step up in the value of Cinryze inventory. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

3. Stock option expense - Non-GAAP adjusted net income excludes the impact of our stock option expense recorded in accordance with SFAS No. 123R. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items - Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or

Exhibit 99.1

not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income goodwill write off and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30, 2009	December 31, 2008*
Assets
Current assets:
Cash and cash equivalents	$267,171	$275,839
Deferred income taxes	14,650	24,094
Total current assets	364,540	360,880
Intangible assets, net	632,012	639,693
Goodwill	—	65,099
Total assets	1,016,125	1,086,129

Liabilities and Stockholders’ Equity
Total current liabilities	$36,816	$43,467
Deferred tax liabilities	129,632	128,254
Long-term debt	135,254	161,003
Total liabilities	304,480	336,795
Total stockholders’ equity	711,645	749,334
Total liabilities and stockholders’ equity	1,016,125	1,086,129

*	2008 reflects Retrospective application of FSP APB 14-1; see explanation on prior page

Statement of Cash Flows:

(in thousands)

	Six months ended
	June 30, 2009	June 30, 2008
Net cash provided by operating activities	$15,868	$50,327
Net cash (used in) provided by investing activities	(4,045)	266,302
Net cash (used in) provided by financing activities	(20,700)	224